Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership Including Professional Corporations
                                55 Second Street
                         San Francisco, California 94105
                            Telephone (415) 856-7000
                            Facsimile (415) 856-7100
                          Internet www.paulhastings.com


                                December 31, 2004


CCM Partners
44 Montgomery Street, Suite 2100
San Francisco, California 94104

Attn: Mr. Stephen C. Rogers

      Re: California Investment Trust II (the "Registrant")

Ladies and Gentlemen:

      We hereby consent to the continued use in the Registrant's Registration Statement, until its withdrawal, of our opinion respecting the legality of the shares of beneficial interest for the following series of California Investment Trust II ("CIT II"): U.S. Government Securities Fund, The United States Treasury Trust, S&P 500 Index Fund, S&P MidCap Index Fund, S&P SmallCap Index Fund and Equity Income Fund; of our prior opinion respecting the legality of the shares of beneficial interest of the European Growth & Income Fund, the Nasdaq-100 Index Fund and the Short-term U.S. Government Bond Fund, all of which are also series of CIT II; and of our prior opinion respecting the legality of the Class K shares of beneficial interest of the above nine series of CIT II (collectively, the "Prior Opinions").

      The Prior Opinions were filed as an exhibit to Form 24F-2 filed with the Commission on October 30, 1996 and as exhibits to Form N-1A filed with the Commission on January 13, 2000 and October 15, 2003.

                                                 Very truly yours,

                                         Paul, Hastings, Janofsky & Walker LLP